EXHIBIT 4.2

THIRD AMENDED AND RESTATED
DISTRIBUTION REINVESTMENT PLAN

Columbia Property Trust, Inc., a Maryland corporation (the “Company”), has adopted a Distribution Reinvestment Plan (the “DRP”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company's charter unless otherwise defined herein.

1. Number of Shares Issuable. The number of shares of Common Stock authorized for issuance under the DRP is 185,000,000.

2. Participants. “Participants” are holders of the Company's shares of Common Stock who elect to participate in the DRP.

3. Distribution Reinvestment. The Company will apply that portion (as designated by a Participant) of the distributions (“Distributions”) declared and paid in respect of a Participant's shares of Common Stock to the purchase of additional shares of Common Stock for such Participant. The Company will pay no selling commissions or the dealer manager fee in connection with the purchase of additional shares of Common Stock hereunder.

4. Procedures for Participation. Qualifying stockholders may elect to become a Participant by completing and executing an enrollment form or any other Company-approved authorization form as may be available from the Company. To increase their participation, Participants must complete a new enrollment form. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant's enrollment or authorization. Shares will be purchased under the DRP on the date that the Company makes a Distribution.

5. Purchase of Shares. Participants will acquire Common Stock at a price equal to 95.5% of the estimated value per share of the Company's Common Stock. Participants in the DRP may also purchase fractional shares so that 100% of the Distributions will be used to acquire shares. However, a Participant will not be able to acquire shares under the DRP to the extent such purchase would cause it to exceed the Ownership Limit (unless exempted by the Company's board of directors).

6. Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes that may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this DRP.

7. Share Certificates. The shares issuable under the DRP shall be uncertificated until the board of directors determines otherwise.
8. Voting of DRP Shares. In connection with any matter requiring the vote of the Company's stockholders, each Participant will be entitled to vote all of the shares, including fractional shares, acquired by the Participant through the DRP.

9. Reports. Within five business days after the end of each quarter, the Company shall provide each Participant a confirmation of any quarterly purchases under the distribution reinvestment plan, which confirmation shall disclose each distribution reinvested for the Participant's account during the quarter; the date of the reinvestment; the number and price of the shares purchased by the Participant; and the total number of shares in the Participant's account.

10. Termination by Participant. A Participant may terminate participation in the DRP at any time by delivering to the Company a written notice. To be effective for any Distribution, such notice must be received by the Company at least 10 business days prior to the last day of the fiscal period to which the Distribution relates. Any transfer of shares by a Participant will terminate participation in the DRP with respect to the transferred shares. Upon termination of DRP participation, Distributions will be distributed to the stockholder in cash.

11. Amendment or Termination of DRP by the Company. The board of directors of the Company may amend or terminate the DRP for any reason; provided that any amendment that adversely affects the rights or obligations of a Participant (as determined in the sole discretion of the board of directors) shall only take effect upon 10 days' written notice to the Participants.

12. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act.

13. Governing Law. This DRP shall be governed by the laws of the State of Maryland.

14. Effective Date. The DRP became effective on November 26, 2003. This third amended and restated DRP is effective as of February 28, 2013.